CONFIDENTIAL TREATMENT REQUESTED                                   EXHIBIT 10.7

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                             CO-PROMOTION AGREEMENT
                             ----------------------

     This Co-Promotion Agreement ("Agreement") is made and entered into as of June 29th, 2001, by and between Elan Pharmaceuticals, Inc. (hereinafter referred to as "Elan") and Xcel Pharmaceuticals, Inc. (hereinafter referred to as "Xcel").

     WHEREAS, Elan has marketing and proprietary rights to the Product (as defined below); and

     WHEREAS, Xcel has a sales and marketing organization that can promote the Product to specialty physicians in the neurology market; and

     WHEREAS, the parties desire that Xcel participate in the marketing of the Product by Co-promoting the Product to such physicians in the United States.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. DEFINITIONS
        -----------

     The following terms shall have the following meanings for all purposes of this Agreement:

          1.1 "Affiliate" of any party shall mean any Person, directly or
               ---------
indirectly controlling, controlled by, or under common control with such other Person. However, "Affiliate" does not include subsidiaries in which a Person owns a majority of the ordinary voting power to elect a majority of the Board of Directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

          1.2 "Detail" shall mean a contact between one or more potential
               ------
customers of a Product or Product and one Xcel sales representative during which information about the Product is disseminated. When used as a verb, "Detail" shall mean to engage in a Detail.

          1.3 "Detailing Period" shall mean the twelve (12) month period
               ----------------
commencing as of July 1, 2001 and ending on June 30, 2002.

          1.4 "FDA" shall mean the United States Food and Drug Administration.
               ---

          1.5 "Market" shall mean, when used as a verb, to market, sell,
               ------
distribute, Promote, Co-promote or advertise a product.

                                                          CONFIDENTIAL TREATMENT

               1.6 "Marketing Materials" shall mean the promotional and/or
                    -------------------
marketing materials relating to the Product, which are permitted for use by Xcel under this Agreement, and which shall be provided to Xcel by Elan at no cost to Xcel.

               1.7 "Net Sales" shall mean the gross amount invoiced for a
                    ---------
Product for an applicable period by Elan or its Affiliates to third parties less:

     (i) quantity, trade and/or cash discounts allowed or given;

     (ii) credits or refunds allowed for the return of rejected, outdated, damaged or returned product;

     (ii) rebates, chargebacks and price adjustments allowed or given; and

     (iv) sales and other excise taxes and duties directly related to the sale, transportation or delivery, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).

     Each of the items set forth in clauses (i)-(iv) above shall be deducted from the gross amount invoiced only to the extent charged against Elan or its Affiliates and evidenced in Elan's or its Affiliates' books and records of account. Deductions shall be determined in accordance with U.S. Generally Accepted Accounting Principles consistently applied. If product is sold for compensation other than cash, Net Sales shall be calculated based on the gross list price of the product on the date of sale.

     Sales of product by and between Elan and its Affiliates are not sales to a third party and shall be excluded from Net Sales calculations for all purposes.

          1.8 "Person" shall mean an individual, a corporation, a partnership,
               ------
an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          1.9 "Product" shall mean and include all of the following: (i)
               -------
[CONFIDENTIAL TREATMENT REQUESTED] and (ii) any and all improvements thereto, including without limitation all improved formulations thereof (i.e., extended release and/or modified release formulations), commercialized and marketed by Elan or its Affiliates at any time during the Royalty Term.

          1.10 "Promotion" and "Co-promotion:" Promotion shall mean those
                -----------------------------
activities including but not limited to Detailing, Sampling and any other sales and marketing activities (including in person contact) normally undertaken by a pharmaceutical company's sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product. When used as a verb, "Promote" shall mean to engage in such activities. Co-promotion shall mean such activities as are listed above, including Detailing and Sampling. When used as a verb, "Co-promote" shall mean to engage in such activities.

                                                          CONFIDENTIAL TREATMENT

          1.11 "Royalty Term" shall mean the period beginning on July 1, 2001
                ------------
and ending on and including December 31, 2010.

          1.12 "Sample" shall mean a unit of the Product, that is not intended
                ------
to be sold and is intended to promote the sale of the Product, which, to the extent that Xcel samples the Product, shall be provided by Elan to Xcel at no cost. When used as a verb, "Sample" shall mean to provide Samples to physicians and/or the offices of physicians.

          1.13 "Term" of this Agreement shall mean the time period defined in
                ----
Section 8.1.

          1.14 "Territory" shall mean the fifty (50) states of the United States
                ---------
and the District of Columbia.

     2. GRANT AND OBLIGATIONS
        ---------------------

          2.1 Grant. Elan hereby grants to Xcel for the Detailing Period, the
              -----
right, and Xcel hereby accepts and agrees, to Co-promote the Product in the Territory, jointly with Elan's Promotion of the Product, in accordance with the terms of this Agreement.

          2.2 Obligations of Xcel.
              -------------------

               (a) Xcel shall use commercially reasonable efforts to Co-promote the Product in a tertiary position in the Territory during the Detailing Period. In connection therewith, Xcel agrees to establish and maintain a well-trained sales force in order to Co-promote the Product using the Marketing Materials.

               (b) Xcel agrees to limit the claims of efficacy and safety for the Product made by the Xcel sales force to those which are consistent with Elan's approved labeling for the Product in the Territory and the Marketing Materials. Xcel shall not add, delete or modify claims of efficacy or safety in its Co-promotion of the Product nor make any changes in the Marketing Materials. Xcel's use of the Marketing Materials, and Xcel's Co-promotion of the Product, shall be in strict adherence to regulatory, professional and legal requirements including, but not limited to, FDA's regulations and guidelines concerning the advertising of prescription drug Product, the American Medical Association's guidelines on Gifts to Physicians, the PhRMA Guidelines for Marketing Practices, the ACCME Standards for Commercial Support of Continuing Medical Education, and any updates thereto. Upon written notice to Xcel of any breach of this provision, Xcel shall cease all offending or potentially offending activity.

               (c) The determination of the content, the quantity and the method of distribution of the Marketing Materials shall be the sole responsibility of, and at the sole discretion of, Elan. In connection with the Co-promotion of the Product, Xcel shall use only the Marketing Materials, which shall be used only for the purposes of this Agreement and shall be returned to Elan promptly upon termination of this Agreement, except for one complete set of such Marketing Materials which shall be retained in Xcel's legal files for verification purposes only. Any written communications and scripts for verbal communications to be used in the Co-promotion by Xcel shall be approved in advance, in writing by Elan. All copyright and other intellectual property rights in the Marketing Materials shall remain at all times vested in Elan.

                                                          CONFIDENTIAL TREATMENT

Xcel shall not create, distribute or use sales, promotion or other similar material relating to the Product without the prior written consent of Elan.

          (d) Except as otherwise provided, all written communications from Xcel to its sales representatives concerning the Co-promotion of the Product, other than communications described below, shall be subject to prior written approval by Elan. Those communications which are not subject to prior written approval are those communications which contain no drug information other than product name, description and price. This may include tactical memos, competitive alerts and other routine business reports which contain no substantive drug information about the Product.

          (e) In connection with the Co-promotion of the Product in the Territory, Xcel shall comply with all laws of the Territory and all other applicable laws and regulations (including but not limited to regulations regarding promotion and safety reporting), plus any and all regulatory guidelines provided by Elan, and shall do nothing which Xcel knows or should reasonably know would jeopardize the goodwill or reputation of Elan or the reputation of the Product.

          (f) Xcel's sales representatives shall remain exclusively under the authority of Xcel. Xcel shall have full responsibility for the dissemination of information regarding the Product to its sales representatives based on information provided by Elan.

          (g) In implementing the obligations under this Agreement, Xcel will contribute facilities, personnel (including management and professional sales representatives) and other resources, without charge or expense to Elan other than as specifically set forth in this Agreement, as the parties may mutually agree is reasonably necessary. Xcel will supervise its own sales force and be responsible for hiring, firing, remuneration, employee benefits, incentives and general sales training.

          (h) To the extent Xcel Samples the Product, Xcel shall conduct Sampling exclusively through Elan as set forth in Section 9 of this Agreement.

     2.3 Obligations of Elan During Detailing Period.
         -------------------------------------------

          (a) Elan shall have exclusive responsibility and discretion with respect to Marketing, planning and strategy, content of promotional message and the pricing of the Product.

          (b) Elan shall have the sole right and responsibility to arrange for all distribution of the Product, to fill all orders for Product, to effect and account for all sales and to establish and modify the terms and conditions with respect to the sale of the Product, including any terms and conditions relating to or affecting the price at which the Product will be sold, any discount attributable to payments on receivables, distribution of the Product, credit to be granted or refused and the like.

          (c) Elan shall inform Xcel of list price increases or decreases for the Product in the Territory at the time such information is generally announced to the trade and to its own sales force.

                                                          CONFIDENTIAL TREATMENT


          (d) Elan shall make available for use by Xcel hereunder the Marketing Materials and Samples, to the extent required by Xcel, and shall provide training to Xcel's sales force with respect to the Product as mutually agreed at no cost to Xcel.

          (e) Elan reserves the right to Promote the Product (including Detailing and Sampling) at any time during the Term of this Agreement (during the Detailing Period or otherwise) and/or to retain a third party to Promote the Product.

          (f) Elan reserves the right, at its sole discretion and at any time, to change the Marketing strategy and tactics for the Product.

     2.4 Joint Responsibilities. During the Detailing Period, the appropriate
         ----------------------
representatives of Elan and Xcel shall meet periodically as mutually agreed to by Elan and Xcel to discuss Marketing for the Product. Elan shall at all times have final authority and responsibility for the Product' Marketing strategy and for the content and selection of the Marketing Materials which it shall provide Xcel under the terms of this Agreement. The timing and nature of Product specific training will be mutually agreed upon within sixty (60) days of the effective date of this Agreement.

     2.5 Ownership of Product.
         --------------------

          (a) Elan retains and shall retain all proprietary and property interests in and to the Product. Xcel will not have nor represent that it has any control over or proprietary or property interests in the Product. Nothing contained in this Agreement shall be deemed to grant a license or the right or interest in any patent, trademark or other similar property of Elan except as may be authorized by Elan for Xcel to Co-promote the Product during the Detailing Period pursuant to this Agreement.

          (b) The Product shall be Co-promoted by Xcel under the current trademarks for the Product.

          (c) Xcel shall promptly advise Elan of all cases of third party infringement of trademarks or trade names associated with the Product that come to Xcel's attention, and shall, at the specific written request and expense of Elan, render all assistance requested in connection with any action taken by Elan. The control of such action with respect to the intellectual property rights of Elan, including whether to initiate action and/or to settle, shall solely be under the control of Elan. Xcel shall not undertake any action with respect to infringement of such Elan trademarks or trade names without Elan's prior written consent.

     2.6 Orders for Product. It is recognized by the parties that Xcel may from
         ------------------
time to time receive orders for the Product directly from third parties. Xcel shall transmit said orders and purchase order numbers promptly to Elan for acceptance or rejection at Elan's sole discretion. The parties understand that all shipping of Product and all collection of payment for Product shall be implemented by Elan at Elan's sole discretion.

                                                          CONFIDENTIAL TREATMENT

     3. PAYMENTS.
        --------

          (a) Within thirty (30) days of the execution of this Agreement by both Parties, Elan shall pay Xcel a one-time fee in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) to cover the costs incurred by Xcel in connection with training and launch of the Product ("Start-Up Fee").

          (b) In addition to the Start-Up Fee, Elan shall pay to Xcel a royalty on Net Sales of the Product throughout the Royalty Term at the rates, and subject to the limitations set forth on Exhibit A hereto ("Royalty Payments"). Elan shall make such Royalty Payments to Xcel within thirty (30) days of the end of each calendar quarter during the Royalty Term. Notwithstanding the foregoing,
(i) in no event shall the Royalty Payment for each of the first three calendar quarters for any calendar year exceed twenty five percent (25%) of the annual cap on Royalty Payments for such calendar year set forth in Exhibit A and (ii) the Royalty Payment for the fourth calendar quarter of each calendar year shall be in an amount so that the aggregate Royalty Payments for such calendar year equal the aggregate Royalty Payments Xcel is to receive for such calendar year as set forth in Exhibit A.

          (c) In the event the Product is not available for sale (whether as a result of any action or inaction of Elan, any governmental or regulatory authority or for any other reason) for any extended period of time during the Royalty Term, Elan will pay to Xcel a royalty on Net Sales of an alternative Elan product for the remainder of the Royalty Term, such alternative product to be identified and selected by Elan in good faith and in Elan's sole discretion; provided, however, that the alternative Elan product and the royalty rate shall be selected so that the total royalty payments made by Elan to Xcel on the Net Sales of such alternative product are as nearly equivalent as possible to the estimated Royalty Payments Xcel would receive if the Product remained available for sale, on an uninterrupted basis throughout the Royalty Term.

          (d) The Royalty Payments shall be paid by Elan to Xcel as set forth above by wire transfer of immediately available funds to the account designated by Xcel prior to the date on which such payment is due. Elan shall provide a report to Xcel no later than thirty (30) days after the end of each calendar quarter during the Royalty Term setting forth (1) the aggregate Net Sales of Product in the Territory for such quarter and for the current calendar year and
(2) the Royalty Payment owing to Xcel for such calendar quarter, all in sufficient detail to permit Xcel to determine whether the calculation of Net Sales and Royalty Payment is accurate. Elan shall cause its representatives and employees to be available to Xcel to discuss any questions or comments of Xcel concerning such report. The Royalty Payments owing to Xcel for each calendar quarter shall be paid on the date such report is delivered to Xcel.

          (e) Elan shall keep for a period of four (4) years after the end of each calendar year complete and accurate records of sales and all other information necessary to accurately calculate Net Sales of Product for such calendar year as required pursuant to this Section 3(e). Xcel shall have the right through its representatives or an independent, certified public accountant to audit such records at the place or places of business where such records are customarily kept in order to verify the accuracy of the reports of Net Sales of Product made hereunder. Such audits may be exercised during normal business hours upon reasonable prior

                                                          CONFIDENTIAL TREATMENT

written notice to Elan. Xcel shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount of any Royalty Payment calculated under this Agreement, in which case Elan shall bear the full cost of such audit. In the event that Elan disputes the results of Xcel's audit, Elan and Xcel shall attempt to resolve such dispute in good faith. Any amounts that are determined or agreed to be due and owing by Elan to Xcel or by Xcel to Elan following such audit shall be paid within ten (10) days thereafter, together with any interest due thereon (at a rate equal to seven percent (7%) per annum).

          (f) All sales of the Product will continue to be considered Elan revenue for accounting purposes. All of the provisions of this Section 3 shall survive the expiration or any early termination of this Agreement.

     4. RELATIONSHIP AND PUBLICITY
        --------------------------

          4.1 Relationship of Parties. Neither party shall have any
              -----------------------
responsibility for the hiring, termination, compensation or employee benefits of the other party's employees. No employees or representatives of either party shall have any authority to bind or obligate the other party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party's authorized written approval. For all purposes, and notwithstanding any provision of this Agreement to the contrary, Xcel's legal relationship under this Agreement to Elan shall be that of an independent contractor.

          4.2 Public Announcements. Other than as required for the performance
              --------------------
of its duties under this Agreement, neither party may in any event use the other party's name or the names of the other party's Affiliates for any purpose, nor issue any press release or make public, the existence of this Agreement or its terms, without the express prior written consent of the other party or the other party's Affiliate, as the case may be, in their sole and absolute discretion, except as may be required by applicable Law upon the advice of counsel and only if the disclosing Party provides the non-disclosing Party with an opportunity to first review the release or other public announcement.

     5. REGULATORY COMPLIANCE DURING THE DETAILING PERIOD.
        -------------------------------------------------

          5.1 General. Xcel shall comply with all applicable laws and
              -------
regulations and all of the terms and conditions of this Agreement in the performance of its duties hereunder.

          5.2 Recalls. At Elan's request and expense, Xcel shall assist Elan in
              -------
handling any recalls of the Product from customers to whom Xcel Co-promoted the Product and to whom Elan did not Co promote the Product. Xcel will make available to Elan, upon request, all pertinent records of Xcel which Elan may request to assist Elan in effecting any such recall.

          5.3 Adverse Drug Events. For the reporting of adverse drug events, the
              -------------------
responsibilities of the parties are as follows:

               (a) All technically competent employees of Xcel, including Xcel's sales representatives, who become aware of any adverse event as defined by 21 C.F.R. (S) 314.80 shall use the following procedures for reporting the event(s) to Elan.

                                                          CONFIDENTIAL TREATMENT

               (b) Any adverse event must be reported to Elan in writing within forty-eight (48) hours of knowledge of the event to Manager, Regulatory Affairs at (973) 267-2670.

               (c) Elan will be solely responsible for follow-up for all reports of adverse events and for the preparation and submission to the FDA of all safety reports required per 21 C.F.R. (S)314.80.

               (d) For all adverse drug events, Xcel and its employees will not make any statement or give any opinion (written or verbal) to anyone that could be reasonably construed as an admission of fault on Elan's part or a promise that Elan will compensate anyone. Xcel and its employees may only promise to report the adverse drug events and follow the appropriate procedures as outlined herein.

               (e) Xcel and Elan will each appoint a contact person to address reporting issues as they arise.

     5.4 Product Complaints.
         ------------------

               (a) If any employee of Xcel, including Xcel's sales representatives, receives a complaint concerning any of the Product, such complaints must be referred to Elan in a timely fashion at the contact point to be provided by Elan in writing.

               (b) If any employee of Xcel, including Xcel's sales representatives, receives notice of a serious Product tampering, certain individuals at Elan must immediately be called, such contact information to be provided by Elan in writing.

               (c) If any employee of Xcel, including Xcel's sales representatives, receives notice of or any information concerning any incident that causes Product or its labeling to be mistaken for, or applied to another article, certain individuals at Elan must immediately be called, such contact information to be provided by Elan in writing.

     5.5 Product Inquiries.
         -----------------

               (a) For questions which Xcel sales representatives are unable to answer concerning Product identification, Product ingredients or stability/storage information, Xcel shall contact Elan, such contact information to be provided by Elan in writing.

               (b) For medical inquiries, including those related to information outside of labeling or which Xcel sales representatives are unable to answer, a form 8202 (Health Care Professional Request for Medical Information) must be completed and sent to Elan at the contact information to be provided by Elan in writing. Elan shall also provide in writing contact information for emergency medical inquiries.

               (c) All responses to form 8202 inquiries from patients, the medical profession or other third parties shall be given solely by Elan.

     5.6 Additional Responsibilities of the Parties.
         ------------------------------------------

                                                          CONFIDENTIAL TREATMENT

               (a) Xcel shall report promptly to Elan all other significant information concerning any complaint of any kind regarding the Product, the labeling of such Product, quality or packaging, including but not limited to, any adverse drug event not reported pursuant to Section 5.3 above.

               (b) It is understood and agreed that the reporting requirements set forth in this Section 5 are based on Elan policies and procedures and regulatory reporting requirements. Elan shall promptly advise Xcel in writing in the event of a change of the person or phone number for any contacts specified above.

     6. WARRANTIES AND INDEMNITIES.
        --------------------------

          6.1 Mutual Warranties. Xcel warrants and represents to Elan that it
              -----------------
has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement (including but not limited to any intellectual property rights of any third parties). Elan warrants and represents to Xcel that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement (including but not limited to any intellectual property rights of any third parties).

          6.2 Indemnification by Elan. Elan shall indemnify, reimburse, defend
              -----------------------
and hold harmless Xcel, its Affiliates, and their respective officers, directors, employees; agents, successors and assigns from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses (including interest, penalties and reasonable fees and disbursements of attorneys paid in connection with the investigation, defense or settlement of any of the foregoing) (collectively, the "Damages"), to the extent incurred in connection with, arising out of, resulting from or incident to (i) any inaccuracy or breach of any covenant, representation, warranty or other agreement of Elan herein, or (ii) the development, manufacture, marketing, sale, distribution or use of the Product, except in either case to the extent such Damages result from any inaccuracy or breach of any covenant, representation, warranty or other agreement of Xcel herein or from Xcel's gross negligence or willful misconduct. Xcel shall notify Elan in writing of any such claims as follows: (1) within fifteen (15) days of Xcel's receipt of service of process for the commencement of suit, or (2) for non-litigated matters, within thirty
(30) days of Xcel's receipt of a written claim for Damages.

          6.3 Indemnification by Xcel. Xcel shall indemnify, reimburse, defend
              -----------------------
and hold harmless Elan, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages, to the extent incurred in connection with, arising out of, resulting from or incident to any inaccuracy or breach of any covenant, representation, warranty or other agreement of Xcel herein, except to the extent such Damages result from any inaccuracy or breach of any covenant, representation, warranty or other agreement of Elan herein or from Elan's gross negligence or willful misconduct. Elan shall notify Xcel in writing of any such claims as follows: (1) within fifteen (15) days of Elan's receipt of service of process for the commencement of suit, or (2) for non-litigated matters, within thirty (30) days of Elan's receipt of a written claim for Damages.

                                                          CONFIDENTIAL TREATMENT

          6.4 Defense of Actions. As a condition precedent for the operation of
              ------------------
the above indemnifications, the indemnified party must notify the indemnifying party upon receipt of written notice of any actual or alleged claim for Damages within the timeframes set forth above, and must allow the indemnifying party, at its discretion and cost, to undertake and control the defense of such claims through attorneys reasonably satisfactory to the indemnified party. If a claim for Damages is made, the indemnified party shall diligently assist the indemnifying party and cooperate in defending against and the gathering of all information with respect to any such incident, including but not limited to the time, place, and circumstances of the incident, and the names and addresses of the affected parties and witnesses. The indemnified party shall not, except at its own cost, voluntarily make or agree to make any payment or incur any expense in connection with any such incident or claim for Damages without the prior written consent of the indemnifying party.

          6.5 Insurance Requirements. Xcel shall carry and maintain during the
              ----------------------
Detailing Period and for a period of two (2) years thereafter at its own expense and with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where Xcel operates its business. Upon the request of Elan, Xcel shall furnish the Elan from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. Xcel shall also furnish to Elan from time to time upon the request of Elan a certificate of Xcel's insurance broker or other insurance specialist stating that all premiums then due on the policies relating to Xcel's insurance have been paid and that such policies are in full force and effect. All insurance policies required under this Section shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed without at least 30 days' prior written notice to Xcel and Elan.

     7. Audit of Xcel Sample Records by Elan. Xcel shall keep copies of any
        ------------------------------------
documentation regarding Samples, to the extent Xcel Samples the Product. Such records shall be retained for not less than (2) years following the expiration or termination of the Detailing Period, and made available at an Xcel facility for audit, upon Elan's request.

     8. TERM AND TERMINATION
        --------------------

          8.1 Term. This Agreement shall begin on the date first set forth above
              ----
and shall continue until December 31, 2010, unless terminated earlier as set forth herein, or unless renewed by mutual written agreement of the parties. Such period, as terminated early or renewed, shall herein be referred to as the "Term."

          8.2 Termination by Either Party. Either party may terminate this
              ---------------------------
Agreement at any time upon thirty (30) days prior written notice in the event that the other party materially breaches this Agreement and fails to remedy or cure such breach or default within those thirty (30) days.

          8.3 Expiration of Detailing Period/Early Termination. Upon the
              ------------------------------------------------
expiration of the Detailing Period, or upon the earlier termination of the Agreement by either Party, Xcel will return to Elan all Marketing Materials, any Samples, and other sales or sales training materials in

                                                          CONFIDENTIAL TREATMENT

the possession of Xcel and its sales force as promptly as practical after the date thereof except for the verification file as provided in Section 2.2(c) above.

          8.4 No Prejudice. Termination of this Agreement shall be without
              ------------
prejudice to (a) any remedies which any party may then or thereafter have hereunder or at law, (b) Xcel's right to receive any amounts accrued under this Agreement prior to the termination date but which are unpaid or become payable thereafter (as stated above) and (c) either party's right to obtain performance of any obligation that survives the expiration or early termination of this Agreement as provided for in this Agreement.

     9. SAMPLES
        -------

          9.1 Sampling by Xcel. Xcel shall distribute Samples only during the
              ----------------
Detailing Period and only under the circumstances and to the extent mutually agreed to by Elan and Xcel.

          9.2 Forecasting. To the extent Xcel Samples the Product, Xcel shall
              -----------
provide to Elan written forecasts of its Sampling needs on a quarterly basis. Each forecast shall specify the estimated quantities of Product that will be required for Sampling, and shall be submitted no later than the first day of the first month of each quarter. Each forecast shall refer to the estimated needs for the following quarter, and shall also provide an update, if any, to the previously submitted forecast with respect to the current quarter.

          9.3 Provision of Samples. To the extent requested by Xcel, Elan shall
              --------------------
use commercially reasonably efforts to make available quantities Samples for use by Xcel in Co-promoting the Product. Elan shall provide to Xcel the Xcel Sample Shipment Request Form upon which Xcel shall obtain the signature of the requesting physician and forward to Elan at the contact information to be provided by Elan. Such requests shall be placed no more frequently than once in any thirty (30) day period and shall be subject to approval of Elan.

          9.4 Handling of Samples. To the extent Xcel Samples the Product, Xcel
              -------------------
shall notify Elan immediately upon learning that any Samples shipped by Elan to Xcel have been lost or have not been received as scheduled. Xcel shall also notify Elan promptly upon learning information which could raise a suspicion that any of the Samples shipped to Xcel have not been properly handled or had been handled in a manner prohibited by law. Xcel shall take all steps necessary to aid and support Elan in a full investigation of any suspected mishandling of any such Samples.

     10. CONFIDENTIALITY
         ---------------

          10.1 Requirements.
               ------------

               (a) Each party agrees not to use Confidential Information (as hereinafter defined) furnished by the other party for any purpose other than for purposes of performing its obligations under this Agreement. Each party will treat Confidential Information furnished by the other party with the same degree of care as it treats its own proprietary information (but in no event less than a reasonable degree of care) and will not disclose the same, for a period of five (5) years after the termination of this Agreement, to any third party without the prior written consent of the party which furnished such information.

                                                          CONFIDENTIAL TREATMENT

               (b) If, to carry out its obligations under this Agreement, and with the prior written consent of the other party, either party must disclose Confidential Information of the other party to a third party, the party seeking to make such disclosure shall require any such third party to first be bound by the confidentiality provisions of this Agreement by requiring such third party to enter into an appropriate written confidentiality agreement. The language of any such confidentiality agreement must have prior written approval of the other party. The party seeking to make such disclosure shall supply the other party with a copy of all confidentiality agreements entered into pursuant to this provision. This provision shall not be applicable to Confidential Information disclosed pursuant to Section 10.2(e) below.

          10.2 Confidential Information. "Confidential Information" refers to
               ------------------------
all proprietary technical, business and Marketing information of the other party (including, without limitation, all sales and Marketing plans) disclosed by one party to the other except:

               (a) information which at the time of disclosure is in the public domain or thereafter becomes part of the public domain through no act of the receiving party amounting to a breach of this Agreement;

               (b) information which the receiving party can establish by competent written proof was in its possession at the time of disclosure by the disclosing party and was not acquired, directly or indirectly, from the disclosing party;

               (c) information which the receiving party receives from a third party; provided however, that such information was not unlawfully obtained by said third party, directly or indirectly from the disclosing party;

               (d) information or date which is independently developed by the receiving party without the use of the disclosing party's Confidential Information; and

               (e) information which is required to be disclosed to governmental agencies or by legal process, in which case the receiving party will notify the disclosing party and cooperate reasonably with the disclosing party to seek confidential treatment of the information.

          10.3 Return of Confidential Information. Upon termination of this
               ----------------------------------
Agreement and upon the request of the disclosing party, the receiving party shall return all such Confidential Information and copies thereof in its possession, except that each party may keep one copy of such Confidential Information in its Law Department confidential files solely for archival purposes and this copy will not be distributed in any manner other than as provided in Section 10.2, without the express prior written permission of the disclosing party.

     11. MISCELLANEOUS
         -------------

          11.1 Force Majeure. Neither party shall be liable to the other for
               -------------
delays in delivery of Product or failure to perform any provision of this Agreement if such failure or delay results from an act of God, war conditions, sabotage, governmental regulations or actions, embargo, fire, strike, labor trouble or any other cause beyond the affected party's reasonable control. Upon the occurrence of any such event which results or will result in failure or delay to

                                                          CONFIDENTIAL TREATMENT

perform hereunder as described above, the party whose performance is hereby prevented or delayed shall immediately give notice of such occurrence and the effect and/or anticipated effect of such occurrence on the performance of such party to the other party. The party whose performance is so affected shall use reasonable efforts to minimize disruptions in performance and to resume full performance hereunder as soon as possible under the circumstances.

          11.2 Severability. If and to the extent that any provision (or any
               ------------
part thereof) of this Agreement is held to be invalid, illegal or unenforceable, such holding shall in no way affect the validity, legality or enforceability of the remainder of this Agreement. In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, the parties shall negotiate in good faith to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

          11.3 Assignability. This Agreement shall not be assignable nor the
               -------------
rights or obligations hereunder transferred in any way by Xcel except by prior written consent of Elan in its absolute and sole discretion, except that no consent of Elan shall be required for any assignment in connection with a sale or merger by Xcel of substantially all of its assets or business.

          11.4 Modifications and Amendments. This Agreement shall not be
               ----------------------------
modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

          11.5 Notices. Any notice to be given hereunder by either party to the
               -------
other party shall be in writing and delivered personally, or sent by nationally recognized overnight courier or delivery service or postage prepaid registered or certified U.S. Mail or via facsimile transmission and shall be deemed given when delivered, if by personal delivery or overnight delivery service, or upon five days after deposit in the mail if so sent by U.S. mail, and shall be addressed:


     If to Xcel:       Xcel Pharmaceuticals, Inc.
                       6363 Greenwich Drive, Suite 100
                       San Diego, California 92122
                       Attention: President
                       Fax: (858) 202-2799


     If to Elan:       Elan Pharmaceuticals, Inc.
                       800 Gateway Boulevard
                       South San Francisco, CA 94080
                       Attention: President
                       Fax: (650) 553-7165


     With a Copy to:   Elan Pharmaceuticals, Inc.
                       800 Gateway Boulevard
                       South San Francisco, CA 94080
                       Attention:  Vice President, Commercial and Legal Affairs
                       Fax:  (650) 553-7165

                                                          CONFIDENTIAL TREATMENT

or to such other address as either party shall hereafter designate by notice given in accordance with this Section.

          11.6 Governing Law. This Agreement shall be governed by and shall be
               -------------
construed in accordance with the laws of the State of California.

          11.7 Waiver. The failure of either party to require the performance of
               ------
any term of this Agreement, or the waiver of either party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such terms or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

          11.8 No Agency. Nothing in this Agreement shall be construed to make
               ---------
the relationship of Elan and Xcel herein a joint venture, association or partnership or make the parties agents of one another. The parties are not authorized to act as agents of one another as to any matter or make any representations to any third parties indicating or implying the existence of any such agency relationship.

          11.9 Survival of Certain Provisions. The provisions of this Agreement
               ------------------------------
set forth in Sections 1,2.5, 3, 6, 7, 8, 10, and 11 and any remedies for the breach thereof shall survive the expiration or any early termination of this Agreement.

          11.10 Headings. The Section headings contained in this Agreement are
                --------
for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

          11.11 Counterparts. This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

          11.12 Entire Agreement. This Agreement constitutes the entire
                ----------------
agreement and understanding between the parties and supersedes all previous understandings, agreement and representations between the parties, written or oral, with respect to the subject matter hereof, other than any currently effective confidentiality or nondisclosure agreement between the parties or their Affiliates.

                  [remainder of page intentionally left blank]

                                                          CONFIDENTIAL TREATMENT

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.



ELAN PHARMACEUTICALS, INC.             XCEL PHARMACEUTICALS, INC.


By:    /s/ Erle Mast                   By:     /s/ Michael T. Borer
       -------------------------               ----------------------------
       Erle Mast                               Name:  Michael T. Borer
       Chief Financial Officer                 Title:  President and CEO

                                                          CONFIDENTIAL TREATMENT

                                    SCHEDULES
                                    ---------


Schedules
---------
Exhibit A - Royalty Rates on Net Sales



                                    Exhibit A

                           Royalty Rates on Net Sales
                           --------------------------


   [CONFIDENTIAL               [CONFIDENTIAL        [CONFIDENTIAL TREATMENT
   -------------               -------------        -----------------------
     TREATMENT                   TREATMENT                 REQUESTED]
     ---------                   ---------                 ----------
     REQUESTED]                  REQUESTED]
    -----------                  ----------







[CONFIDENTIAL TREATMENT REQUESTED]
----------------------------------